Exhibit 11

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 28, 2020

Goldman Sachs MLP and Energy Renaissance Fund

200 West Street

New York, New York 10282

Re:	Goldman Sachs MLP and Energy Renaissance Fund – Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Goldman Sachs MLP and Energy Renaissance Fund (the “Acquiring Fund”), a Delaware statutory trust, in connection with the initial filing of, and each amendment to, the Acquiring Fund’s registration statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-239142) (collectively, the “Registration Statement”), relating to the transfer of all of the assets of the Goldman Sachs MLP Income Opportunities Fund (the “Acquired Fund”) in exchange for the issuance of common shares of beneficial interest of the Acquiring Fund (the “Shares”), and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the Agreement and Plan of Reorganization by and among the Acquired Fund and the Acquiring Fund, filed therewith.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Acquiring Fund’s Declaration of Trust and Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to the Acquired Fund’s shareholders in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable beneficial interests in the Acquiring Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP